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Exhibit 10.07

January 31, 2005

c/o DexCom, Inc.
5555 Oberlin Drive
San Diego, California 92121

Dear            :

        This letter will set forth the agreement between you and DexCom, Inc. (the "Company") with respect to vesting acceleration of any Company stock options you may hold and severance.

        In the event that in connection with, or within twelve months following, a "change of control" (as defined below) you are terminated by the Company other than for "cause" (as defined below) or you resign following a change of control as a result of either (i) a material adverse change in your duties and title, (ii) a reduction in your annual salary and bonus potential, or (iii) the offices to which you are required to report being relocated by more than 50 miles from the Company's present location, all of your unvested shares (100%) under any option to purchase shares of the Company's Common Stock that you may currently hold or subsequently receive will vest immediately and you will also be eligible for your severance as specified below (subject to the condition of signing a full release of claims as specified below). As used herein, "change of control" means (i) a consolidation, merger or other reorganization of the Company with or into any other entity or entities (excluding an equity financing) in which the holders of the Company's outstanding shares immediately before such consolidation, merger or other reorganization do not, immediately after such consolidation, merger or reorganization, retain stock representing a majority of the voting power of the surviving entity of such consolidation, merger or reorganization as a result of their shareholdings in the Company immediately prior to the consolidation, merger or other reorganization; or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis.

        Should the Company terminate your employment at any time without "cause" you will be entitled to 6 months of salary continuation at your then current base salary, subject to your executing a full release of claims against the Company. For the purposes of the preceding sentence, your employment may be terminated for "cause" only if you have engaged in (i) willful misconduct or gross negligence in the performance of your duties; (ii) a material breach of your Employee Proprietary Information and Inventions Agreement; or (iii) the commission of a felony affecting the Company or its business.

        In the event that vesting on any stock options held by you is accelerated or you are paid severance as specified above, you agree not to compete in the field of glucose monitoring or other fields for which your were directly responsible at the Company for a period of one year following the acceleration or initial payment of severance. During that same one year period, you agree not to, directly or indirectly, recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of Company or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company or any of its subsidiaries.

        This letter will form the complete and exclusive statement of your agreement with the Company with respect to vesting acceleration or severance. It supersedes any other agreements or promises made to you with respect to the subject matter hereof by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by an officer of the Company.

Sincerely,

Andy Rasdal President and CEO

Accepted and Agreed:

1/31/05 Date

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  Exhibit 10.07